EXHIBIT 4.16

DESCRIPTION OF REGISTERED SECURITIES

As of December 31, 2022, SVB Financial Group (the “Company,” “we” or “us”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”): (i) our common stock and (ii) depositary shares (the “Depositary Shares”), each such share representing a 1/40th interest in a share of 5.250% fixed rate non-cumulative perpetual preferred stock, Series A (the “Series A Preferred Stock”). The Company's common stock and Depositary Shares are listed on the Nasdaq Global Select Market.

DESCRIPTION OF COMMON STOCK

The following description of the Company’s common stock and the relevant provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are summaries and are qualified in their entirety by reference to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are exhibits to the Annual Report of which this exhibit is a part.

General

Under our Amended and Restated Certificate of Incorporation, we are authorized to issue a total of 150,000,000 shares of common stock having a par value of $0.001 per share. Shares of our common stock are not redeemable or subject to sinking fund provisions, and have no subscription, conversion, preemptive or preferential rights.

Dividends

Subject to the prior rights of holders of any other class or series of preferred stock outstanding having prior rights as to dividends, holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for dividends.

Voting Rights

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors (or a committee thereof) has provided, or may provide in the future, with respect to any class or series of preferred stock that the board of directors (or a committee thereof) may authorize, including the Series A Preferred Stock. Holders of our common stock do not have the right to cumulate their voting power.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of common stock have the right under Section 281 of the Delaware General Corporation Law to a ratable portion of assets remaining after satisfaction in full of the prior rights of our creditors, all liabilities and the total liquidation preferences of any outstanding shares of preferred stock.

DESCRIPTION OF PREFERRED STOCK AND DEPOSITARY SHARES

The following description of the Company’s Series A Preferred Stock, related Depositary Shares and the relevant provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are summaries and are qualified in their entirety by reference to (i) the Company’s Amended and Restated Certificate of Incorporation, (ii) the Amended and Restated Bylaws, (iii) the Deposit Agreement (the “Deposit Agreement”), dated as of December 9, 2019, among the Company, as issuer, American Stock Transfer & Trust Company, LLC, as depositary (the “Depositary”), and the holders from time to time of the depositary receipts described therein and (iv) the Certificate of Designations of the Company with respect to the Series A Preferred

Stock, dated December 6, 2019 (the “Certificate of Designations”), each of which are exhibits to the Annual Report of which this exhibit is a part.

General

Under our Amended and Restated Certificate of Incorporation, we are authorized to issue a total of 20,000,000 shares of preferred stock having a par value of $0.001 per share. Holders of our Series A Preferred Stock and Depositary Shares do not have any preemptive or conversion rights. The number of authorized shares of Series A Preferred Stock under the Certificate of Designations is 350,000, with a “Stated Amount” per share of $1,000.

We have issued Depositary Shares each representing a 1/40th fractional interest in a share of Series A Preferred Stock, which are evidenced by depositary receipts. We have deposited the underlying shares of the Series A Preferred Stock represented by the Depositary Shares with a depositary pursuant to the Deposit Agreement. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share is entitled to all the rights and preferences of the underlying Series A Preferred Stock in proportion to the applicable fraction of a share of Series A Preferred Stock represented by the Depositary Share. These rights include dividend, voting, redemption and liquidation rights.

Ranking

With respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up of the Company, the Series A Preferred Stock will rank:

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senior to our common stock and any other class or series of our stock that ranks junior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets upon the liquidation, dissolution or winding-up of the Company;

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senior to or on a parity with each other series of our preferred stock we may issue (except for any senior series that may be issued upon the requisite vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock at the time outstanding and entitled to vote, voting together as a single class with any other series of preferred stock entitled to vote thereon (to the exclusion of all other series of preferred stock)) with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up of the Company; and

•	with respect to distributions of assets upon any liquidation, dissolution or winding-up of the Company, junior to all existing and future indebtedness and other non-equity claims on us.

Dividends

Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at an annual rate of 5.250% of the Stated Amount per share, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year (a “Dividend Payment Date”), beginning on February 15, 2020. Subject to the terms of the Deposit Agreement, the dividend payable on each Depositary Share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of Series A Preferred Stock.

So long as any share of Series A Preferred Stock remains outstanding, unless dividends on all outstanding shares of Series A Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, (i) no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any share of common stock, (ii) no monies may be paid or made available for a sinking fund for the redemption or retirement of common stock, and (iii) no shares of common stock may be purchased, redeemed or otherwise acquired for consideration by the Company, subject to certain exceptions.

Company Redemption

The Company may, at its option, redeem the shares of Series A Preferred Stock (i) in whole or in part, from time to time, on any Dividend Payment Date on or after the Dividend Payment Date on February 15, 2025 or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event (as defined in the Certificate of Designations), in each case, at a cash redemption price equal to the Stated Amount, together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. If we redeem the Series A Preferred Stock, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption of the Series A Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of Series A Preferred Stock. Whenever we redeem shares of the Series A Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of the Depositary Shares representing shares of the Series A Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding Depositary Shares, the Depositary Shares to be redeemed will be selected either pro rata or by lot. In any case, the Depositary will redeem the Depositary Shares only in increments of 40 Depositary Shares and any integral multiple thereof. The Depositary will provide notice of redemption to record holders of the Depositary

Shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock and the related Depositary Shares.

Voting

The holders of Series A Preferred Stock will have no voting rights except as set forth in the Certificate of Designations or as otherwise from time to time required by law. If holders of Series A Preferred Stock are entitled to vote on a particular matter, holders of Depositary Shares will be entitled to the applicable fraction of a vote per depositary share they hold representing those shares of preferred stock.

To the extent possible, the Depositary will vote the amount of the Series A Preferred Stock represented by the Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any Depositary Shares, it will vote all Depositary Shares held by it proportionately with instructions received.

Right to Elect Two Directors upon Nonpayment. If and when dividends on Series A Preferred Stock have not been declared and paid in full for at least six quarterly dividend periods, the authorized number of directors then constituting our board of directors will automatically be increased by two. Holders of Series A Preferred Stock (together with the holders of all other voting preferred stock then outstanding), voting as a single class, will be entitled to elect the two additional members of the board of directors. These voting rights will continue until dividends on the shares of the Series A Preferred Stock and any such other series of voting preferred stock for at least four consecutive quarterly dividend periods, in the case of the Series A Preferred Stock, or the equivalent thereof, in the case of any other series of voting preferred stock, as applicable, following the nonpayment shall have been fully paid. Then, the holders of the Series A Preferred Stock and all other holders of voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment), the term of office of each preferred stock director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two.

Other Matters. The affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Series A Preferred Stock entitled to vote, voting separately as a single class with any other series of preferred stock entitled to vote thereon, is required to:

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authorize or increase the authorized amount of, or issue shares of, any class or series of our capital stock ranking senior to the class of Series A Preferred Stock with respect to the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company;

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amend the provisions of our Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws or the Certificate of Designations that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; or

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consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of us with or into another entity unless the shares of Series A Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than the Series A Preferred Stock, taken as a whole.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of Series A Preferred Stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of our creditors, all liabilities and prior rights of holders of any securities ranking senior to our preferred stock. Holders of Depositary Shares will generally receive distributions in proportion to the number of Depositary Shares they hold.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the Depositary in connection with the initial deposit of the Series A Preferred Stock and any redemption of the Series A Preferred Stock. Holders of the Depositary Shares will pay transfer, income and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts. If these charges have not been paid by the holders of the Depositary Shares, the Depositary may refuse to transfer Depositary Shares, withhold dividends and distributions, and sell the Depositary Shares.

CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKOVER EFFECT

The following descriptions of certain provisions that may have an anti-takeover effect are summaries and are qualified in their entirety by reference to (i) the Company’s Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws (which are exhibits to the Annual Report of which this exhibit is a part) and (ii) the Delaware General Corporation Law.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Board of Governors of the Federal Reserve (“Federal Reserve Board”) prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Before acquiring control of a California state-chartered bank or its parent company, a person or entity must obtain the prior approval of the California Department of Business Oversight under the California Banking Law. “Control” means the power to vote 25% or more of the outstanding voting securities or the power to direct the management and policies of a bank or parent company. In addition, direct or indirect ownership, control or power to vote 10% or more of the outstanding voting securities of the bank or parent company is presumed to constitute control of the bank or parent company unless the acquiring person provides the California Department of Business Oversight with sufficient information to rebut this presumption.

Under the regulations of the Federal Reserve Board implementing the Bank Holding Company Act, if any holder of any series of preferred stock (including the Series A Preferred Stock) is or becomes entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or such lower amount of the Series A Preferred Stock, may be deemed, when coupled with other factors, to constitute a “controlling influence” over the issuer, and will be subject to regulation as a bank holding company under the Bank Holding Company Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act to acquire or maintain more than 5% of that series. Any other person (other than the bank holding company) will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or maintain 10% or more of that series.